    As filed with the Securities and Exchange Commission on January 10, 2001

                             Registration No. 333-

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           VIISAGE TECHNOLOGY, INC.
                           ------------------------
            (Exact name of registrant as specified in its charter)

       Delaware                                             04-3320515
       --------                                             ----------
--------------------------------------------------------------------------------
(State of Incorporation)                    (I.R.S. Employer Identification No.)

       30 Porter Road              Littleton, MA              01460
       --------------              -------------              -----
--------------------------------------------------------------------------------
         (Address of Principal Executive Offices, including zip code)


                              Thomas J. Colatosti
                     President and Chief Executive Officer
                           Viisage Technology, Inc.
                                30 Porter Road
                              Littleton, MA 01460
                              -------------------
                    (Name and address of agent for service)

                                (978) 952-2200
                                --------------
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                           Charles J. Johnson, Esq.
                  Finnegan, Hickey, Dinsmoor & Johnson, P.C.
                              175 Federal Street
                          Boston, Massachusetts 02110
                                (617) 523-2500

     Approximate date of commencement of proposed sale to public: From time to time, after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

================================================================================
 Title of each     Amount to be      Proposed      Proposed       Amount of
   class of         registered       maximum        maximum    Registration fee
  securities                      offering price   aggregate
to be registered                    per unit/1/     offering
                                                    price/1/
================================================================================
Common Stock,        3,343,326        $1.0625      $3,552,284        $888.07
 $0.001 par value
================================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of our common stock on January 5, 2001 on the Nasdaq National Market.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state which prohibits the offer or sale.

                                  PROSPECTUS

                               3,343,326 Shares

                           Viisage Technology, Inc.

                                 COMMON STOCK

 _____________________________________________________________________________

     Certain of our stockholders are registering up to 3,343,326 shares of our common stock. The selling stockholders may offer and sell their shares publicly or through private transactions at prevailing market prices or at negotiated prices.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the shares that the selling stockholders are offering.

     Our common stock is listed on The Nasdaq National Market under the symbol "VISG." The last reported sale price of our shares on January 5, 2001 was $1.00 per share.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is January 10, 2001.

                               TABLE OF CONTENTS
                               -----------------

                                                                    Page
Prospectus Summary.................................................  1

Risk Factors.......................................................  3

Use of Proceeds....................................................  8

Transactions with Selling Stockholders.............................  8

Selling Stockholders...............................................  9

Plan of Distribution............................................... 11

Interests of Named Experts and Counsel............................. 12

Legal Matters...................................................... 13

Experts............................................................ 13

Material Changes................................................... 13

Where You Can Find More Information................................ 13

Incorporation of Certain Documents by Reference.................... 14

                              ___________________

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This information in this document may only be accurate on the date of this document.

                              PROSPECTUS SUMMARY

     This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" on page 3 before you decide to buy our common stock.

Overview of Our Business

     Viisage is a leader in the emerging field of biometrics technology and in providing digital identification systems and solutions.

     Our identification systems and solutions improve personal convenience and security, deter fraud and reduce identification program costs. We create complete customized solutions by combining our systems integration capabilities, software design capabilities, proprietary software and hardware products, and standard products in the industry. Our turnkey solutions (1) integrate image and data capture, (2) create relational databases, (3) incorporate multiple biometrics, and (4) improve customers' abilities to move and manage information. Customers can apply our technology to:

     .    drivers' licenses
     .    voter registration cards
     .    national identification cards
     .    law enforcement and corrections applications
     .    social services applications
     .    facility access control and surveillance, and
     .    personal computer network and internet access security.

     Our primary customers for these products are United States drivers licensing agencies. Since our inception in 1993, we have captured approximately 30% of the domestic driver's license market. Each year, our products facilitate the production of more than 20 million identification documents at about 1,500 locations throughout 13 states and in two foreign countries.

     Our biometrics technology includes our patented facial recognition products used for access control, PC network and internet access security and the real-time large database identification and verification of individuals. Our "Face-in-the-Crowd" products can recognize real-time facial images in a crowd from video and can be used for access control and surveillance. We have current projects for a police surveillance system in Western Europe and for public sector customers in Massachusetts, Wisconsin and Illinois, where we have deployed the world's largest facial recognition database.

     Our principal executive offices are located at 30 Porter Road, Littleton, Massachusetts 01460, our telephone number is (978) 952-2200 and our internet website address on the world wide web is Viisage.com. The contents of our website are not part of this prospectus. In this prospectus, we refer to Viisage Technologies, Inc., a Delaware corporation, as "Viisage", the "Company", "we", "us" and "our".

                                 RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

     The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

Our business depends on large public sector contracts which can involve delays.

     Our business largely depends on a limited number of large public sector contracts. These contracts result from purchasing decisions made by public sector agencies that are often subject to political influence, onerous procurement procedures, budget changes and award protests. These factors can cause delays which make our quarterly results difficult to predict. This can also make our ability to meet analysts' expectations equally uncertain and adversely affect the price of our common stock.

Our quarterly results could be volatile and may cause our stock price to fluctuate.

     We have experienced fluctuations in our quarterly operating results and expect those fluctuations to continue. Our quarterly results are affected by, among other things, factors such as

     .    the size and timing of contract awards
     .    the timing of our contract performance
     .    variations in the mix of our products and services, and
     . contract losses and changes in management estimates incident to accounting for contracts.

The loss of any significant customer could cause our revenue to decline.

     For 1999, four customers each accounted for over 10% of our revenues and a total of 52% of our revenues for the year. For the nine months ended October 1, 2000, three customers each accounted for over 10% of our revenues and a total of 63% of our revenues for the period. The loss of any significant customer could cause our revenue to decline and thus have an adverse material effect on our business and financial condition.

We have had a history of losses, but are currently profitable.

     Our business operations began in 1993 and, except in 1996 and for the nine months ended October 1, 2000, have resulted in net losses from inception through October 1, 2000. At October 1, 2000, we had an accumulated deficit of $13,169,551. We intend to continue to invest in the development of our biometrics division and thus we cannot predict when or if we will ever achieve overall profitability. Further, no assurance can be given that we will not need to raise additional funds through public or private financings.

Our leverage creates financial and operating risk that could limit the growth of our business.

     We have a significant amount of indebtedness. As of October 1, 2000, we had approximately $15 million in short and long-term debt, lease financing and subordinated convertible debt. Our leverage could have important consequences to us including:

     . limiting our ability to obtain necessary financing for future working capital

     . limiting our ability to finance the acquisition of equipment needed to meet customer requirements

     .    limiting our ability to finance the development of new technologies

     . requiring that we use a substantial portion of our cash flow from operations for debt service and not other purposes, and

     . requiring us to comply with financial and operating covenants which could cause an event of default under our debt instruments.

Further, our ability to make principal and interest payments under long-term indebtedness and bank loans will be dependent upon our future performance, which is subject to financial, economic and other factors affecting us, some of which are beyond our control.

We may be unable to obtain additional capital required to fund our operations and finance our growth.

     The installation of our digital identification systems requires significant capital expenditures. Although we have been successful in the past in obtaining project financing, we will have ongoing capital needs. If we are unable to obtain additional funds in a timely manner or on acceptable terms, we may not be able to fund our operations or expand our business to meet our plans. In addition, the further development of our biometric and other advanced technologies is expected to require additional capital. If we are unable to obtain capital when we need it, we may have to restructure our business or delay or abandon our development and expansion plans. That could have a material adverse effect on our business and financial condition.

Our reliance on sole and single-source suppliers could cause delays or increases in project costs.

     We rely on outside vendors to manufacture or develop components, software and consumables which are used for our systems and services. Some of these items are obtained from a single supplier or a limited group of suppliers. Our inability to obtain adequate deliveries or alternative sources of supply could cause delays or increases in project costs.

If our target customers do not accept our biometric technologies, our growth may be restricted.

     Our growth plan assumes, in part, that biometric technologies will gain widespread market acceptance. Although we have had recent success with several projects, the widespread market acceptance of biometric technologies remains uncertain.

If we fail to keep pace with changing technologies, we may not win new customers.

     Our market is characterized by rapidly changing customer requirements and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. To achieve our goals, we need to develop cost-effective business solutions and methodologies to keep pace with continuing changes in industry standards and customer preferences.

System failures could seriously damage our business.

     We depend on our ability to provide customers with complex systems which can operate on an "as needed" basis. Although we deploy back up systems, system failures could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

We are controlled by a single stockholder which could result in it taking actions which other stockholders do not approve.

     Lau Technologies ("Lau") owns approximately 53% of our outstanding common stock. As a result, Lau is currently able to control matters requiring approval by our stockholders, including the election of all of the directors and most corporate actions. We have also entered into certain agreements with Lau, including the licensing of technologies and the provision of administrative services and facilities. Under the terms of the license agreements, Lau has reserved the right to use biometric and other technologies in the federal access control field, as well as for other federal customers and U.S. airport installations. There can be no assurance that conflicts of interest will not arise out of these contractual arrangements.

Competition from new entrants and bigger, more established competitors with greater financial resources could diminish our business opportunities and limit our growth.

     The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue and intensify. Some of our competitors, notably Polaroid Corporation, have greater financial resources and name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money.

     We believe our intellectual property, including our proprietary methodologies, is important to our success and competitive position. If we are unable to protect our intellectual property against others' unauthorized use, our reputation among existing and potential customers could be damaged and our competitive position adversely affected.

     Our strategies to deter misappropriation could be undermined in light of the following risks:

     . non-recognition of the proprietary nature of or inadequate protection of our methodologies in the United States or foreign countries

     .    undetected misappropriation of our proprietary methodologies, and

     .    development of similar software or applications by our competitors.

     The materialization of any of these risks could require us to spend significant amounts to defend our rights and could divert our managerial resources. In addition, our proprietary methodologies may decline in value or our rights to them may be unenforceable.

Others could claim that we infringe on their intellectual property rights which may result in substantial costs, diversion of resources and management attention, and harm to our reputation.

     Although we believe that our products and services do not infringe the intellectual property rights of others, we cannot give any assurances that we can successfully defend an infringement claim. A successful infringement claim against us could materially and adversely affect us in the following ways:

     . we may be liable for damages and litigation costs, including attorneys' fees

     .    we may be enjoined from further use of the intellectual property

     . we may have to license the intellectual property, incurring licensing fees

     . we may have to develop a non-infringing alternative, which could be costly and delay projects, and

     . we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

     Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to our reputation.

Our failure to meet Nasdaq National Market System listing requirements could adversely affect the market for our common stock.

     Although our common stock is listed on the Nasdaq National Market System, continued listing on the National Market System is subject to our ability to maintain a $5 million public float, a minimum bid price per share of $1.00, and to satisfy other Nasdaq criteria. If we are unable to satisfy this criteria in the future, we could be required to apply for listing on the Nasdaq SmallCap Market, which may result in less market visibility and thus adversely affect the price of our common stock.

You may be subject to dilution.

     Our preferred stock is outstanding that is convertible into $1.02 million of common stock at a discount of 77% of the then-current market price. We also have convertible debt, warrants and stock options outstanding that could result in dilution for our common stockholders.

You should not expect dividends from us.

     We do not expect to declare or pay any cash dividends in the near future.
                              ___________________

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements or reason why actual results might differ.

                                USE OF PROCEEDS

     We will not receive any proceeds from the selling stockholders' sale of shares.


                    TRANSACTIONS WITH SELLING STOCKHOLDERS

     The following is a description of transactions between the Company and selling stockholders with respect to the shares being registered pursuant to this registration statement:

 . On December 30, 1999, we issued 1,500 shares of series B convertible preferred stock ("Series B Stock") to The Shaar Fund, Ltd. ("Shaar") for $1.5 million. These shares accrue dividends at 7% per annum, payable in cash or stock at our option. The Company has the right at any time to redeem the preferred shares. Subject to certain volume limitations, up to one half of the shares were convertible after June 30, 2000, and the remaining shares were convertible after September 30, 2000. Shaar may convert $1.5 million in Series B Stock, plus accrued dividends, into our common stock at the lesser of:

     .    $7.00 per share
     . 85% of the market price if the conversion occurred on or before October 30, 2000, and
     . 77% of the market price if conversion occurs on or after November 1, 2000.

  On July 11, 2000, Shaar converted 500 shares of Series B Stock into 199,545 shares of our common stock. On July 14, 2000, Shaar converted 250 shares of Series B Stock into 99,773 shares of our common stock. On December 2, 2000, Shaar converted 100 shares of Series B Stock into 106,564 shares of our common stock. Shaar currently owns 650 shares of the Company's issued and outstanding Series B Stock.

  In connection with this transaction, the Company paid an investment banking fee of $60,000 and warrants to purchase 25,000 shares of the Company's common stock, exercisable for three years, at an exercise price of $8.94 per share to J.P. Turner & Company, L.L.C., which was 130% of the then current closing price of the Company's common stock. The Company also issued a warrant to purchase 50,000 shares of the Company's common stock, exercisable for three years, at an exercise price of $8.94 per share to Shaar.

 . On March 10, 2000, for an initial investment of $4,000,000 (of which
  $1,500,000 was funded on May 15, 2000 following the effectiveness of a registration statement on Form S-3), we agreed to issue to Strong River Investments, Inc. ("SRI") 391,917 shares of common stock, a closing warrant to purchase 97,979 shares of the Company's common stock, exercisable for five years at $11.77 per share, and an adjustable warrant, exercisable at nominal consideration during three 25 trading day periods beginning four months following closing. On March 10, 2000, we issued 244,948 of these shares of common stock to SRI, and in May, 2000, we issued the remaining 146,969 to SRI. The adjustable warrant terminates if the market value of the

  Company common stock exceeds $14.28 for any 20 consecutive trading days prior to the adjustment periods. If not terminated, the number of shares that may be acquired under the adjustable warrant is determined by a formula that is dependent on the extent to which the market value of the Company's common stock is less than $11.09 per share during the adjustment periods. Subject to certain closing conditions, two additional investments of $3,000,000 each may be invested by SRI between 150 and 170 days after the initial investment and between 120 and 140 days thereafter on similar terms. The purchase price of the common stock for each additional investment will be equal to 115% of the average per share market value for the ten trading days prior to the applicable closing date and the number of shares of common stock underlying the closing warrant will be equal to 25% of the common stock sold pursuant to each investment at an exercise price equal to 125% of the average per share market price for the five trading days prior to such closing date. The subsequent adjustable warrant will terminate when the market value of the common stock on the applicable closing date exceeds 140% for any 20 consecutive trading days prior to the adjustment period. If not terminated, the number of shares that may be acquired under the adjustable warrant will be determined by a formula that is based on 108% of the market value of the Company's common stock.

  SRI exercised its first adjustable warrant on July 10, 2000 via a cashless exercise to purchase 334,433 shares of our common stock. SRI delayed the second vesting date for the second adjustable warrant to December 14, 2000, on which date it partially exercised its second adjustable warrant via a cashless exercise to purchase 126,000 shares of our common stock.

  In connection with this transaction, Viisage paid an investment banking fee of $160,000 to Cardinal Securities, L.L.C. ("Cardinal"), and issued warrants to purchase 75,000 shares of the Company's common stock to Cardinal exercisable for five years, of which a warrant to purchase 46,875 shares has an exercise price of $12.35 per share, and a warrant to purchase 28,125 shares has an exercise price of $6.175.


                             SELLING STOCKHOLDERS

     The selling stockholders whose shares of common stock are being registered hereby are Shaar, and SRI. No selling stockholder has any affiliation with Viisage or its officers, directors, promoters or principal stockholders. Shaar is an investment fund that primarily invests in public companies, and Shaar is not affiliated with any broker-dealer. SRI is also a private equity investor, and SRI is not affiliated with any broker-dealer.

     The holder of the closing warrant and adjustable warrant is prohibited from using them to acquire shares of our common stock to the extent that such acquisition would result in such holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such acquisition. This restriction may be waived by the holder on not less than 61 days' notice to us.

     Since the number of shares of our common stock that will be issuable upon full exercise of the adjustable warrant is based upon fluctuations of the market price of our common stock prior to a vesting thereunder, the actual number of shares of our common stock that will be issuable and beneficially owned upon exercise of such adjustable warrant cannot be determined at this time. Because of this fluctuating characteristic, the Company has agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by the holders thereof. The number of shares of our common stock listed in the table below as being beneficially owned by SRI includes the shares of our common stock that are issuable to it, subject to the 4.999% limitation, upon exercise of the warrant. However, the 4.999% limitation would not prevent SRI from acquiring and selling in excess of 4.999% of shares of our common stock through a series of acquisitions and sales under the warrants while never beneficially owning more than 4.999% at any one time.

     We have agreed to file a registration statement under the Securities Act of 1933 to cover the sale of shares of our common stock that may be issued to the selling stockholders and to keep such registration statement effective for a period of one year from the date of this prospectus. We have also agreed to pay all expenses in connection therewith other than the brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.

     The following table sets forth the name of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of January 10, 2001 (prior to commencement of this offering), the number of shares which may be offered for resale pursuant to this prospectus and the amount and percentage of shares of common stock owned beneficially by each of the selling stockholders after the offering.

     The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

-----------------------------------------------------------------------------------------------------
Name of Selling            Shares of              Shares of           Number of       Percentage of
Stockholder                Common Stock           Common Stock        Shares of       Shares of
                           Beneficially           Being Offered       Common Stock    Common Stock
                           Owned Prior to                             Beneficially    Beneficially
                           Offering (1)                               Owned After     Owned After
                                                                      Offering(2)     Offering(3)
-----------------------------------------------------------------------------------------------------
The Shaar Fund,            1,724,345 (4)            918,780 (5)          805,565          6.3%
 Ltd.
-----------------------------------------------------------------------------------------------------
Strong River                 136,579 (6)          2,424,546 (7)                0            0%
Investments, Inc.
-----------------------------------------------------------------------------------------------------

(1) Each of the parties listed has sole voting and investment power with respect to all shares of common stock indicated.
(2)  Assumes the sale of all the shares offered hereby.
(3) Based upon 12,706,050 shares of common stock issued and outstanding as of January 10, 2001.
(4) Consists of (a) 755,565 shares of our common stock issued to Shaar as of the date hereof pursuant to Shaar's conversions of our series A convertible preferred stock ("Series A Stock") and the Series B Stock; (b) 50,000 shares of our common stock Shaar may acquire upon the exercise of a warrant to purchase such shares at an exercise price of $8.94 per share; and (c) 918,780 shares of our common stock being registered pursuant to this registration statement.
(5) Consists of shares of common stock being registered on behalf of Shaar which may be issued upon (a) the conversion of the 650 shares of Series B Stock currently held by Shaar on January 5, 2001, assuming an exercise price of $0.77 (77% of market price on January 5, 2001) and (b) estimated interest payments on the Series B Stock calculated as of the date of conversion of the Series B Stock. Subject to certain volume limitations, the preferred stock is required to be converted into our common stock by October 30, 2002.
(6) Consists of (a) 38,600 shares of our common stock which SRI acquired as of the date hereof and (b) 97,979 shares of our common stock which SRI may acquire upon the exercise of a warrant at an exercise price of $11.77 per share.
(7) Consists of (a) 1,107,221 shares of our common stock which could be acquired by SRI upon the complete exercise of the second adjustable warrant, and (b) 1,317,325 shares of our common stock which could be acquired by SRI upon the exercise of the third adjustable warrant, both assuming that the average per share closing bid price for any ten of the twenty-five trading days preceding the vesting dates equals $1.00


                             PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  . an exchange distribution in accordance with the rules of the applicable exchange;
  .  privately negotiated transactions;
  . broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
  . a combination of any such methods of sale; and . any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay the fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     In order to comply with certain state securities laws, if applicable, the common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.


                    INTERESTS OF NAMED EXPERTS AND COUNSEL

    Finnegan, Hickey, Dinsmoor & Johnson, P.C., Boston, Massachusetts will opine on our behalf as to certain legal matters in connection with the shares being registered hereby. Charles J. Johnson, one of our directors, is a member of the firm of Finnegan, Hickey, Dinsmoor & Johnson, P.C.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby has been passed upon for Viisage by the firm of Finnegan, Hickey, Dinsmoor & Johnson, P.C.


                                    EXPERTS

     The financial statements of the Company as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of the Company as of December 31, 1999 and for the year then ended December 31, 1999, incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in the report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.


                               MATERIAL CHANGES


     On November 3, 1999, the Company's audit committee approved the engagement of BDO Seidman, LLP to replace Arthur Andersen LLP as the Company's independent public accountants. The Company's change in independent public accountants was made at the request of its majority shareholder, Lau Technologies. Lau Technologies has engaged BDO Seidman, LLP to act as its independent public accountants and desires that the same firm audits the financial statements of its then 64%-owned subsidiary. There were neither disagreements with Arthur Andersen LLP on any matter of accounting principles or practice, financial statement disclosure, auditing scope or procedure nor any "reportable events" as that term is used in Item 304(a) of Regulation S-K.

     All material changes to Viisage's affairs that have occurred since December 31, 1999 are contained in our filings with the SEC which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" on page 14.


                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes part of a registration statement on Form S-3 (the "Registration Statement") filed by Viisage with the Securities and Exchange Commission, Washington, D.C. 20549, with respect to the shares of our common stock. This prospectus does not contain all of the information set forth in the Registration Statement and in the schedules and exhibits thereto. For further information about us and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. Copies of all or any part of the Registration Statement and exhibits and schedules thereto may be obtained from the Securities and Exchange Commission upon payment of the prescribed fees. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy and information statements, and other information with the Securities and Exchange Commission. You may inspect and copy such reports, proxy and information statements and other information which we file at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies of such material from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, we are required to file electronic versions of these documents with the Securities and Exchange Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     In addition, our common shares are traded as "National Market Securities" on the Nasdaq National Market. Material filed by Viisage may be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     We intend to furnish our stockholders annual reports containing financial statements audited by independent public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

     1.  Viisage's Annual Report on Form 10-K for the year ended December 31,
         1999.

     2.  Viisage's Proxy Statement, dated April 7, 2000.

     3. Viisage's Quarterly Report on Form 10-Q for the quarter ended April 2, 2000, dated May 11, 2000.

     4. Viisage's Quarterly Report on Form 10-Q for the quarter ended July 2, 2000, dated August 10, 2000.

     5. Viisage's Quarterly Report on Form 10-Q for the quarter ended October 1, 2000, dated November 10, 2000.

     6. All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement.

     7. The description of our common stock, which is contained in our Registration Statement on Form S-1 dated August 22, 1996 (File No. 333-10649).

     We will provide you a copy of any or all of the information that has been incorporated by reference herein but not delivered with this prospectus, upon your written or oral request at no cost. Please contact Sean Mack, Treasurer, at our principal executive offices located at 30 Porter Road, Littleton, Massachusetts 01460. Our telephone number is (978) 952-2200, and our internet website address on the world wide web is Viisage.com.

                                    PART II

                    INFORMATION REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.


     Item                                                        Amount

     SEC Registration Fee .....................................  $   888.07
     Accounting Fees and Expenses .............................  $13,775.00
     Legal Fees and Expenses ..................................  $ 3,000.00
     Miscellaneous ............................................  $ 1,000.00

          Total ...............................................  $18,663.07


     Viisage will bear all expenses shown above, and the selling stockholders will not bear any portion of these expenses.

Item 15.  Indemnification of Directors and Officers.

     Viisage's bylaws provide that the Company, subject to limited exceptions, will indemnify its directors and officers, and may indemnify its other employees and other agents to the fullest extent permitted by Delaware law.

     In addition, the Company's certificate of incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. The certificate of incorporation does not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for:

     .    breach of the director's duty of loyalty to the Company
     . for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law
     . for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders
     . for any transaction from which the director derived an improper personal benefit
     . for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders
     . for acts or omissions that constitute an unexcused pattern of inattention that amounts to the abdication of the director's duty to the Company or its stockholders
     .    for improper transactions between the director and the Company, and
     . for improper distributions to stockholders and loans to directors and officers.

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 16.  Exhibits.

Exhibit No.                Description
-----------                -----------

2* Amended and Restated Asset Transfer Agreement, dated as of August 20, 1996, between the Registrant and Lau Technologies.

4*     Specimen certificates for shares of the Registrant's Common Stock.

5. Opinion of Finnegan, Hickey, Dinsmoor & Johnson, P.C. as to the legality of the shares being registered.

23.1   Consent of BDO Seidman, LLP.

23.2   Consent of Arthur Andersen LLP.

24     Power of Attorney.

* Filed as an exhibit to Amendment No. 2 to Registrant's Form S-1 Registration Statement dated November 4, 1996 (File No. 333-10649).


Item 17.  Undertakings.

     (a)  The Company hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs
(a)(1)(i) and

(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized in Littleton in the Commonwealth of Massachusetts on January 10, 2001.


                                    VIISAGE TECHNOLOGY, INC.



                                    By: /s/ Thomas J. Colatosti
                                        -----------------------
                                    Thomas J. Colatosti
                                    President and Chief Executive Officer